Exhibit (a)(1)(E)

OREXIGEN THERAPEUTICS, INC.

NOTICE OF WITHDRAWAL

INSTRUCTIONS

If you previously elected to accept the offer by Orexigen Therapeutics, Inc. (“Orexigen”) to exchange some or all of your outstanding Eligible Options for New Options, subject to the terms and conditions set forth in the Exchange Offer, dated June 24, 2011, and you would like to change your election and withdraw the tender of any of your Eligible Options, you must complete and sign this Notice of Withdrawal and return it to Orexigen so that we receive it before 9:00 p.m., U.S. Pacific Time, on Friday, July 22, 2011, unless the Exchange Offer is extended.

Once the Notice of Withdrawal is signed and complete, please return it to Orexigen by one of the following means:

By Mail or Courier Orexigen Therapeutics, Inc. 3344 N. Torrey Pines Ct., Suite 200 La Jolla, CA 92037 Attention: Cara McGrath Phone: (858) 875-8610	By Facsimile Orexigen Therapeutics, Inc. Attention: Cara McGrath Facsimile: (858) 777-5564

By Hand or Interoffice Mail (Before 5:00 p.m. U.S. Pacific Time on Thursday, July 21, 2011) Attention: Cara McGrath	By Email (By PDF or similar imaged document file) cmcgrath@orexigen.com

The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time. Your tendered Eligible Options will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline to submit the Notice of Withdrawal but remain an Eligible Optionholder, any previously tendered Eligible Options will be cancelled and exchanged pursuant to the Exchange Offer.

You must sign the Notice of Withdrawal exactly as your name appears on the Election Form you previously submitted. If your signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity for you, the signer’s full title and proper evidence of the authority of that person to act in that capacity must be identified on this Notice of Withdrawal.

If you do not receive a confirmation of receipt of your Notice of Withdrawal from us within five business days after the date your Notice of Withdrawal should have been received by us, or if you submit your Notice of Withdrawal less than five business days before Friday, July 22, 2011, please contact Cara McGrath, our Associate General Counsel, at 3344 North Torrey Pines Ct., Suite 200, La Jolla, CA 92037 or by telephone at (858) 875-8610 to confirm that we have received your Notice of Withdrawal.

YOU DO NOT NEED TO COMPLETE AND RETURN THIS NOTICE OF WITHDRAWAL

UNLESS YOU WISH TO WITHDRAW A PREVIOUS TENDER OF ELIGIBLE OPTIONS.

NOTICE OF WITHDRAWAL

To:	Orexigen Therapeutics, Inc.

3344 N. Torrey Pines Ct., Suite 200

La Jolla, CA 92037

Attention: Cara McGrath

Facsimile: (858) 777-5564

Email: cmcgrath@orexigen.com

I previously received a copy of the Exchange Offer document, dated June 24, 2011, and the Election Form and Eligible Option Information Sheet. I signed and returned the Election Form and Eligible Option Information Sheet, in which I elected to tender some or all of my Eligible Options. I understand that Orexigen will not accept any conditional or partial returns of individual Eligible Option grants and that, if I wish to withdraw my election, for each Eligible Option grant previously tendered, I must withdraw my election as to the entire Eligible Option grant. I wish to change that election and withdraw from the offer with respect to the Eligible Option grants listed below:

	Grant Date of Eligible Option	Exercise Price Per Share of Common Stock Subject to Option	Total Number of Outstanding Shares Subject to Option
1.
2.
3.
4.

I further understand that, by signing this Notice of Withdrawal and delivering it to Orexigen, I withdraw my acceptance of the Exchange Offer with respect to the Eligible Option grants listed above and reject the Exchange Offer. By rejecting the Exchange Offer with respect to the Eligible Option grants listed above, I understand that I will not receive any New Options in exchange for those Eligible Options and I will retain those option grants with their existing term, exercise price, vesting schedule and other terms and conditions. I agree that Orexigen has made no representations or warranties to me regarding my rejection of the Exchange Offer. The withdrawal of the Eligible Options listed above is at my own discretion. I agree that Orexigen will not be liable for any costs, taxes, losses or damages I may incur as a result of my decision to withdraw the Eligible Options listed above.

I elect to withdraw the Eligible Option grants listed above that I previously chose to exchange pursuant to the Exchange Offer and, therefore, I have completed and signed this Notice of Withdrawal exactly as my name appears on the Election Form that I previously submitted.

Eligible Optionholder’s Signature	Date and Time

Eligible Optionholder’s Name (please print or type)

Social Security Number or Tax I.D. Number of Eligible Optionholder

NOTE TO ELIGIBLE OPTIONHOLDERS IN COMMUNITY PROPERTY STATES:

If you are married and reside in a state the laws of which provide that a spouse has a community property interest in the Eligible Option grants listed in the table above, in order to elect to withdraw those Eligible Option grants, your spouse must execute the Spousal Consent below. Under the Consent, your spouse agrees to be bound, and agrees that any such community property interest shall similarly be bound, by this Notice of Withdrawal. States with community property laws are Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington and Wisconsin.

Your failure to provide your spouse’s signature constitutes your representation and warranty to Orexigen that either you are not married or your spouse has no community or other marital property rights in the Eligible Option grants listed in the table above or the New Option that would have been issued in exchange for those Eligible Option grants pursuant to the terms and conditions of the Exchange Offer. You should consult your personal outside advisors if you have questions about the Spousal Consent below.

Spousal Consent

The undersigned spouse of the optionholder who has executed this Notice of Withdrawal above has read and hereby approves the submission of this Notice of Withdrawal. The undersigned agrees to be irrevocably bound by this Notice of Withdrawal and further agrees that any community property interest of the undersigned will similarly be bound by this Notice of Withdrawal. The undersigned appoints the optionholder who has executed this Notice of Withdrawal above as his/her attorney-in-fact with respect to any amendment or exercise of any rights under this Notice of Withdrawal.

Spouse’s Signature	Date

Spouse’s Name (please print or type)